Exhibit 99.1

FIRST CAROLINA INVESTORS, INC.

Statement of the Board of Directors

Dated: October 12, 2011

First Carolina Investors, Inc. (the “Company”) has provided written notice to The NASDAQ OMX Group, Inc. (“NASDAQ”), the Financial Industry Regulatory Authority, Inc. (“FINRA”) and to OTC Markets Group Inc. (“OTC”) of the Company’s intention to voluntarily delist its common stock from NASDAQ and the OTC “Pink Sheets” Market. The Company is currently listed on NASDAQ and currently trades on the OTC “Pink Sheets” Market under the symbol FCAR.

The Company has filed a Certificate of Dissolution with the Division of Corporations of the Secretary of State of the State of Delaware, with an effective date of October 24, 2011.

On October 21, 2011, the stock transfer books of the Company will be closed and trading in shares of the Company will cease.

On or about October 25, 2011, the Company will file with the Securities and Exchange Commission (the “SEC”) and NASDAQ a Form 25 relating to the permanent delisting and deregistration of its common stock, and will also file with the SEC a Form N-8F relating to its permanent deregistration as an investment company.

These actions of the Company are in connection with the winding up of the Company’s affairs pursuant to the Plan of Distribution and Liquidation (the “Plan”) approved by stockholders at a special meeting held on September 21, 2011.

As anticipated by the Plan, the Company expects to make an initial liquidating distribution of the Company’s cash assets on or about October 24, 2011. At a special meeting held October 11, 2011, the Board of Directors of the Company determined that:

•	cash assets of the Company, in the amount of $3,165,444.00 (equal to $3.57 per share), will be distributed pro rata to the Company’s current stockholders; and

•

approximately $2,363,368.00 of the Company’s cash assets will be retained as a expense/contingency reserve in a liquidating trust in which current stockholders of the Company will be issued pro rata beneficial interests (the “Trust”).